UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CURAGEN CORPORATION

(Name Of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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322 EAST MAIN STREET

BRANFORD, CONNECTICUT 06405

April 5, 2006

Dear Shareholder,

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of CuraGen Corporation to be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510.

At the Annual Meeting, you will be asked to elect the Class II Directors of the Company to each serve for a three-year term of office or until their successors are duly elected and qualified. The Board of Directors recommends the approval of this proposal. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose, or to vote by telephone or via the Internet, pursuant to the instructions in this Proxy Statement. This will ensure your proper representation at the Annual Meeting.

Sincerely,

Patrick J. Zenner
Interim Chief Executive Officer and Chairman of the Board

Branford, Connecticut

April 5, 2006

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

CURAGEN CORPORATION

322 EAST MAIN STREET

BRANFORD, CONNECTICUT 06405

(203) 481-1104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 3, 2006

To the Shareholders of CuraGen Corporation:

The Annual Meeting of Shareholders of CuraGen Corporation, a Delaware corporation, will be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510 for the following purposes:

1. To elect two Class II Directors to the Board of Directors, each to serve for a three-year term of office or until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice. Only Shareholders of record at the close of business on March 15, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. All Shareholders are invited to attend the Annual Meeting in person. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose, or to vote by telephone or via the Internet, pursuant to the instructions in this Proxy Statement. Any Shareholder attending the Annual Meeting may vote in person even if the Shareholder has previously returned a proxy. A list of Shareholders of record will be available at the Annual Meeting and during the ten days prior to the Annual Meeting, at the office of the Corporate Secretary at the above address.

By Order of the Board of Directors

Elizabeth A. Whayland Senior Vice President of Finance and Corporate Secretary

Branford, Connecticut

April 5, 2006

CURAGEN CORPORATION

CURAGEN CORPORATION

322 EAST MAIN STREET

BRANFORD, CONNECTICUT 06405

(203) 481-1104

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CuraGen Corporation (“CuraGen” or the “Company”), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510 and any adjournments thereof (the “Meeting”).

Where the Shareholder specifies a choice on the proxy card as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominees for Class II Directors to the Board. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or, in the case of a Shareholder who has voted electronically via the Internet or by telephone, by submitting a later vote using the same methods. Any Shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. Attendance at the Meeting will not by itself constitute the revocation of a proxy.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The election of the Class II Directors will be determined by a plurality of the votes cast. Abstentions are counted for purposes of determining the presence or absence of a quorum at the Meeting but will have no effect on the outcome of the vote for the election of Directors. Broker non-votes, if any, will also not have an effect on the outcome of the vote for the election of Directors.

The close of business on March 15, 2006 has been fixed as the record date for determining the Shareholders entitled to notice of, and to vote at, the Meeting. As of the close of business on March 15, 2006, the Company had 55,660,817 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Shareholders.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid for such solicitation. In addition, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of the Company registered in the name of the nominee. The Company will reimburse any such persons for their reasonable out-of-pocket expenses.

Instead of submitting proxies by mail on the enclosed proxy card, Shareholders have the option to submit their proxies or voting instructions electronically via the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in the Company’s stock records in your name or in the name of a brokerage firm or bank. Shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The Internet and telephone voting procedures for submitting your proxy are designed to authenticate Shareholders’ identities, to allow Shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the Shareholder.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 5, 2006 to all Shareholders entitled to notice of, and to vote at, the Meeting. In addition, this Proxy Statement will be available on the Company’s website at www.curagen.com beginning on or about April 5, 2006. The Annual Report to Shareholders for the fiscal year ended December 31, 2005 is being mailed to the Shareholders and will be made available on the Company’s website at www.curagen.com with this Proxy Statement, but does not constitute a part hereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 2006, for (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each individual named in the Summary Compensation Table on page 13 hereof and (iv) all current Directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares owned by them.

Name and Address**	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (1)(2)
Jonathan M. Rothberg, Ph.D. (3) (20)	6,016,301	10.7%
530 Whitfield Street
Guilford, CT 06437
Spears, Grisanti & Brown, L.L.C (4)	4,546,873	8.2%
William G. Spears (4)
Vance C. Brown (4)
Christopher C. Grisanti (4)
45 Rockefeller Plaza
New York, NY 10111
A. Alex Porter (5)	4,476,862	8.0%
Paul Orlin (5)
Geoffrey Hulme (5)
Jonathan W. Friedland (5)
666 5th Avenue, 34th Floor
New York, NY 10103
Dimensional Fund Advisors Inc. (6)	3,150,158	5.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Bayer AG (7)	3,112,482	5.6%
D 51368 Leverkeusen
Federal Republic of Germany
Christopher K. McLeod (8) (20)	459,432	*
Timothy M. Shannon, M.D. (9)	370,035	*
Elizabeth A. Whayland (10) (20)	193,222	*
David M. Wurzer (11) (20)	491,572	*
Frank M. Armstrong, M.B., Ch.B. (12)	35,000	*
Michael J. Astrue, J.D. (13)	10,000	*
Vincent T. DeVita, Jr., M.D. (14)	125,000	*
David R. Ebsworth, Ph.D. (15)	80,000	*
John H. Forsgren (16)	105,000	*
Robert E. Patricelli, J.D. (17) (20)	479,150	*
Patrick J. Zenner (18) (20)	169,500	*
All Directors and executive officers as a group (12 persons) (19) (20)	8,534,212	14.8%

*	Represents beneficial ownership of less than 1% of the Company’s outstanding shares of Common Stock.
**	Addresses are only given for beneficial owners of 5% or more of the Company’s outstanding shares of Common Stock.
(1)

Shares of Common Stock that an individual or group has the right to acquire within 60 days of March 1, 2006, pursuant to the exercise of options or warrants or pursuant to stock purchase agreements are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, $0.01 par value per share, which Preferred Share Purchase Rights are not presently exercisable.
(2)	Percentage of ownership is based on 55,651,766 shares of Common Stock issued and outstanding on March 1, 2006.
(3)	Includes (i) 2,000,000 shares of Common Stock held by a limited partnership of which Dr. Rothberg is the sole general partner and of which the limited partners are Dr. Rothberg and trusts for the benefit of Dr. Rothberg’s issue, (ii) 705,000 shares of Common Stock subject to currently exercisable options and (iii) 400 shares of Common Stock owned by Dr. Rothberg’s wife.
(4)	This information is based solely on a Schedule 13G/A filed by Spears, Grisanti & Brown, L.L.C with the SEC on February 23, 2006.
(5)	This information is based solely on a Schedule 13G/A filed by A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan W. Friedland with the SEC on February 10, 2006.
(6)	This information is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. with the SEC on February 6, 2006.
(7)	This information is based solely on a Schedule 13G filed by Bayer AG with the SEC on February 26, 2001.
(8)	Consists of 206,632 shares of Common Stock held and 252,800 shares of Common Stock subject to currently exercisable options.
(9)	Consists of 6,835 shares of Common Stock held, 200,000 shares of Restricted Stock held and 163,200 shares of Common Stock subject to currently exercisable options.
(10)	Consists of 65,222 shares of Common Stock held, 55,000 shares of Restricted Stock held and 73,000 shares of Common Stock subject to currently exercisable options.
(11)	Consists of 139,108 shares of Common Stock held, 200,000 shares of Restricted Stock held and 152,464 shares of Common Stock subject to currently exercisable options.
(12)	Consists of 35,000 shares of Common Stock subject to currently exercisable options.
(13)	Mr. Astrue was appointed to the Board in June 2005. Consists of 10,000 shares of Common Stock subject to currently exercisable options.
(14)	Consists of 30,000 shares of Common Stock held and 95,000 shares of Common Stock subject to currently exercisable options.
(15)	Consists of 10,000 shares of Common Stock held and 70,000 shares of Common Stock subject to currently exercisable options.
(16)	Consists of 105,000 shares of Common Stock subject to currently exercisable options.
(17)	Consists of 339,650 shares of Common Stock held and 139,500 shares of Common Stock subject to currently exercisable options.
(18)	Consists of 169,500 shares of Common Stock subject to currently exercisable options.
(19)	See also footnotes 3 and 8 through 18 above.
(20)	In addition to the foregoing: Dr. Rothberg (i) owns 1,900,000 shares of 454 Series B Preferred Stock, (ii) owns 500,000 shares of 454 Series B Preferred Stock held by a limited partnership of which Dr. Rothberg is the sole general partner and of which the limited partners are Dr. Rothberg and trusts for the benefit of Dr. Rothberg’s issue, (iii) owns 10,000 shares of 454 Series D Preferred Stock, and (iv) has 1,020,000 shares of 454 Life Sciences Corporation Common Stock (“454 Common Stock”) subject to currently exercisable options; Mr. McLeod (i) owns 200,000 shares of 454 Series B Preferred Stock through MFIC L.L.C., which he directly controls, (ii) owns 106,748 shares of 454 Series D Preferred Stock through MFIC L.L.C., which he directly controls, and (iii) has 164,000 shares of 454 Common Stock subject to currently exercisable options; Ms. Whayland (i) owns 10,000 shares of 454 Common Stock; Mr. Wurzer (i) owns 33,333 shares of 454 Common Stock, and (ii) has 20,667 shares of 454 Common Stock subject to currently exercisable options; Mr. Patricelli (i) owns 42,699 shares of 454 Series D Preferred Stock, and (ii) has 120,000 shares of 454 Common Stock subject to currently exercisable options; and Mr. Zenner (i) has 30,000 shares of 454 Common Stock subject to currently exercisable options. None of the other Directors or executive officers own any shares of 454 Series B Preferred Stock, 454 Series D Preferred Stock or 454 Common Stock; all of the Directors and executive officers as a group own 2,600,000 shares of 454 Series B Preferred Stock, 159,447 shares of 454 Series D Preferred Stock, 43,333 shares of 454 Common Stock, and have 1,354,667 shares of 454 Common Stock subject to currently exercisable options.

PROPOSAL ONE—ELECTION OF DIRECTORS

As of March 15, 2006, the members of the Board are as follows:

Director	Age	Position	Director Since
Patrick J. Zenner	59	Interim Chief Executive Officer and Chairman of the Board	2002

Frank M. Armstrong, M.B., Ch.B. ^	49	Director	2005

Michael J. Astrue, J.D.	49	Director	2005

Vincent T. DeVita, Jr., M.D. ^	71	Director	1995

David R. Ebsworth, Ph.D.	51	Director	2002

John H. Forsgren	59	Director	2002

Robert E. Patricelli, J.D. #	66	Director	1997

Jonathan M. Rothberg, Ph.D.	42	Director	1991

^	Nominee for Director
#	Lead Director

Effective May 12, 2005, CuraGen founder and Chief Executive Officer Jonathan M. Rothberg, Ph.D., resigned from his positions as Chief Executive Officer, President and Chairman of the Board. Dr. Rothberg remains a Director of CuraGen and also remains as Chairman of the Board of 454. Also effective May 12, 2005, Patrick J. Zenner was appointed by the Board as Chairman and Chief Executive Officer of CuraGen on an interim basis, until completion of the ongoing search for a new Chief Executive Officer. On June 13, 2005 the Board voted unanimously to appoint Michael J. Astrue, J.D. as a Director of CuraGen.

The Company’s By-Laws provide for the Company’s business to be managed by or under the direction of the Board. Under the Company’s By-Laws, the number of Directors is fixed from time to time by the Board, and the Board currently consists of eight members, classified into three classes. At each Annual Meeting of Shareholders, Directors are elected for a term of three years or until their successors are duly elected and qualified to succeed those Directors whose terms are expiring. Shares represented by all proxies received by the Board and not marked as withholding authority to vote for the nominated Class II Director nominees will be voted FOR the election of the Class II Director nominees, unless the nominees are unable or unwilling to serve. The Board knows of no reason why the nominees would be unable or unwilling to serve as Directors, but if such should be the case, proxies may be voted for the election of some other person as the Board may recommend in his place, or for fixing the number of Directors at a lesser number. The affirmative vote of a plurality of the shares present, in person or by proxy, and voted on the election of Directors is required to elect the nominees to the Board.

Set forth below are the Directors nominated for re-election, and the Directors whose terms do not expire this year; their Director classification; their offices in the Company, if any; their principal occupations or past employment; the length of their tenure as Directors; and, the names of other public companies in which they hold directorships.

Nominees for Re-election at this Annual Meeting (Class II)

Frank M. Armstrong, M.B., Ch.B. has been a Director of the Company since March 2005. He currently serves as Chief Executive Officer of Bioaccelerate Holdings Inc., a position he assumed in April 2005. From 2003 to 2005, Dr. Armstrong was Chief Executive Officer of Provensis Ltd. From 2002 to 2003, he served as Chief Executive Officer of Phoqus Ltd, UK and USA. From 1998 to 2001, Dr. Armstrong was Executive Vice President and Head of Worldwide Product Development for Bayer AG, Germany. From 1985 to 1998 he served in various roles with ICI Pharmaceuticals, then Zeneca in the UK and USA. His final role was Senior Vice

President, Medical Research and Communications Group, Zeneca Pharmaceuticals, USA and UK. He also currently serves as a Member of Faculty for ECPM (European Course in Pharmaceutical Medicine) in Basel, Switzerland and as a Non Executive Director of Avidex, Oxford, UK. Dr. Armstrong received his MBChB from the University of Edinburgh, He became a member of the Royal College of Physicians in 1984 and was elected a Fellow of the Royal College of Physicians, Edinburgh, in 1993 and was elected a Fellow of the Faculty of Pharmaceutical Physicians in 1994.

Vincent T. DeVita, Jr., M.D. has been a Director of the Company since 1995. Currently, he serves as Chairman of the Yale Cancer Center Advisory Board, a position he has held since July 2003. In addition, Dr. DeVita is the Amy and Joseph Perella Professor of Medicine at the Yale Cancer Center, a position he assumed in 2004. From 1993 to June 2003, Dr. DeVita served as Director of the Yale University Comprehensive Cancer Center. From 1988 to 1993, Dr. DeVita served as Physician-in-Chief of the Memorial Sloane-Kettering Cancer Center. From 1980 to 1988, he served as Director of the National Cancer Institute. Dr. DeVita is also a Director of Imclone Systems, Inc. Dr. DeVita received his B.S. from the College of William and Mary and his M.D. from the George Washington University School of Medicine.

Directors with Terms Expiring at the 2007 Annual Meeting (Class III)

David R. Ebsworth, Ph.D. has been a Director of the Company since 2002. Currently, he serves as Chairman of Wilex AG, a position he has held since 2003, as Chairman of Curacyte AG, a position he has held since February 2005 and as Chairman of Xention Discovery Ltd., a position he has held since September 2005. From 2002 to 2003, Dr. Ebsworth served as Chief Executive Officer of Oxford GlycoSciences PLC, and from 2000 to 2001 he served as President and General Manager of the Pharmaceutical Business Group of Bayer AG. From 1995 to 1999, Dr. Ebsworth served as President, North American Pharmaceutical Division of Bayer AG and from 1983 to 1995 he served in various senior management positions at Bayer at several different international locations. Dr. Ebsworth is currently a Director of Intercell AG and SkyePharma PLC. Dr. Ebsworth received both his B.S. and his Ph.D. from the University of Surrey and his Doctor of Humane Letters (honorary) from the University of New Haven.

Jonathan M. Rothberg, Ph.D. has been a Director of the Company since 1991. Dr. Rothberg served as Chief Executive Officer, President and Chairman of the Board of the Company from 1991, when he founded the Company, until May 2005. He was elected to the National Academy of Engineering in 2004. Dr. Rothberg is currently a member of the Board of Trustees of Carnegie Mellon University and the Chairman and President of RainDance Technologies, Inc. Dr. Rothberg received his B.S. in Chemical Engineering from Carnegie Mellon University and his M.S., M. Phil. and Ph.D. in Biology from Yale University.

Patrick J. Zenner has served as Interim Chief Executive Officer and Chairman of the Board of the Company since May 2005 and has been a Director of the Company since 2002. From 1993 to 2001, Mr. Zenner served as the President and Chief Executive Officer of Hoffmann-La Roche, Inc. Mr. Zenner served in various other capacities with Hoffman-La Roche since 1969, including Senior Vice President of its pharmaceutical division from 1992 to 1993, as Head of International Pharmaceutical Marketing from 1988 to 1992 and as Vice President and General Manager of Roche Laboratories from 1982 to 1988. Mr. Zenner is currently a Director of Arqule, Inc., Dendrite International, EXACT Sciences, Inc., First Horizon Pharmaceuticals, Inc., Geron Corporation, Praecis Pharmaceuticals Inc., West Pharmaceutical Services and Xoma Ltd. Mr. Zenner holds a B.S.B.A. from Creighton University and an M.B.A. from Fairleigh Dickinson University.

Directors with Terms Expiring at the 2008 Annual Meeting (Class I)

Michael J. Astrue, J.D. has been a Director of the Company since June 2005. Since September 2005 he has served as Interim CEO of Epix Pharmaceuticals. From 2003 to 2005, Mr. Astrue served as President and Chief Executive Officer of Transkaryotic Therapies. From 2000 to 2003, he served as General Counsel and Senior Vice President-Administration of Transkaryotic Therapies. From 1993 to 1999 he was Vice President, Secretary, and General Counsel for Biogen, Inc. From 1992 to 1993, Mr. Astrue was a partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. From 1989 to 1992, he was General Counsel of the U.S. Department of

Health and Human Services. Mr. Astrue is currently a Director of ArQule, Inc., Tercica, Inc., the Massachusetts High Technology Council, and the Kenneth B. Schwartz Center, a non-profit organization dedicated to strengthening the relationship between patients and caregivers in the changing health care system. Mr. Astrue holds a B.A. from Yale University and a J.D. from Harvard Law School.

John H. Forsgren has been a Director of the Company since 2002. He is the retired Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Northeast Utilities System, positions he held from 1996 to 2004. From 1995 to 1996, he was Managing Director of Corporate Finance of Chase Manhattan Bank. From 1986 to 1990, Mr. Forsgren served as Vice President-Treasurer of The Walt Disney Company and from 1990 to 1994 he was Senior Vice President and Chief Financial Officer of Euro-Disney. He also currently serves as a Director of Globix Corporation, The Phoenix Companies and as a member of the Board of Regents of Georgetown University. Mr. Forsgren received his B.A. from Georgetown University, his M.B.A. from Columbia University and his M.S. from the University of Geneva (Switzerland).

Robert E. Patricelli, J.D. has been a Director of the Company since 1997 and was appointed Lead Director in 2002. Currently, he serves as the Chairman and Chief Executive Officer of Women’s Health USA, Inc. a position he has held since 1997, and as Chairman and Chief Executive Officer of Evolution Benefits, Inc, a position he has held since 2000. From 1987 to 1997, Mr. Patricelli served as Chairman, President and Chief Executive Officer of Value Health, Inc. He also currently serves as a Trustee of Northeast Utilities. Mr. Patricelli received his B.A. from Wesleyan University and his J.D. from Harvard Law School.

THE BOARD RECOMMENDS THE ELECTION OF DR. ARMSTRONG AND DR. DEVITA AS CLASS II DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Board of Directors

The Company is currently governed by an eight member Board. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other executive officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All of the members of the Board are currently non-employees, except for Mr. Zenner who was appointed as Interim Chief Executive Officer and President in May 2005. Dr. Rothberg’s position as Chief Executive Officer, President and Chairman of the Board ceased in May 2005. After consideration of the relationships between the Company and each of the current members of the Board and the nominees to serve as members of the Board, the Board has determined, pursuant to Rule 4350(c)(1) of the Marketplace Rules of the Nasdaq Stock Market, Inc. (“Nasdaq”), that the following persons have been found to qualify as “independent” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): Frank M. Armstrong, M.B., Ch.B.; Michael J. Astrue, J.D.; David R. Ebsworth, Ph.D.; Vincent T. DeVita, Jr., M.D.; John H. Forsgren; and Robert E. Patricelli, J.D. During 2005, the Board met 14 times and acted by unanimous written consent three times.

Shareholders wishing to communicate with the Board should send their communication in writing to: CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405, Attention: Corporate Secretary. All communications must state the name and address of the Shareholder, and the number of shares beneficially owned by such Shareholder. The Corporate Secretary, in conjunction with the Lead Director, will review and forward any communication received to the relevant Board committee for appropriate consideration. In addition, the Board has adopted a policy under which each Director is strongly encouraged to attend each Annual Meeting of Shareholders, in order to hear directly any Shareholder comments, and facilitates Director attendance at those meetings by scheduling a full Board meeting on the same date. Historically, more than a majority of Directors have attended the Annual Meeting, and all of the Directors attended the 2005 Annual Meeting.

In 2002, the Board appointed Mr. Patricelli as Lead Director. The role of the Lead Director is to coordinate and support all aspects of the relationship between the Board and senior management, including providing appropriate feedback from the Board. Mr. Patricelli provides assistance to the Chairman in planning Board agendas, acts as Chairman of the outside Directors in meetings of the outside Directors, and acts as Chairman of the Board in the absence of its Chairman.

Meetings and Committees of the Board of Directors

The Board established both the Compensation Committee and the Audit Committee in 1997, and the Nominating and Governance Committee in 2002. During 2005, all Directors attended at least 75% of the total number of meetings of the Board and its committees on which they served. Set forth below are the committees of the Board and the members of each committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Patrick J. Zenner	N/A	N/A	*

Frank M. Armstrong, M.B., Ch.B	***	N/A	*

Michael J. Astrue, J.D.	N/A	*	*

Vincent T. DeVita, Jr., M.D.	*	N/A	***

David R. Ebsworth, Ph.D.	N/A	**	*

John H. Forsgren	**	N/A	*

Robert E. Patricelli, J.D. #	N/A	*	**

Jonathan M. Rothberg, Ph.D.	N/A	N/A	*

*	Member
**	Chairman
***	Vice Chairman
#	Lead Director

Audit Committee

The Audit Committee, appointed by, acting on behalf of and reporting to the Board, is responsible for assisting the Board in fulfilling its oversight responsibilities to the Company’s Shareholders in monitoring: (1) the quality, reliability and integrity of the financial statements, accounting policies and financial reporting and disclosure practices of the Company; (2) the independent auditors’ qualifications and independent relationship with the Company; (3) compliance by the Company with legal and regulatory requirements and corporate policies; and (4) the performance of the Company’s internal auditors (if applicable), or, in the alternative, the adequacy of a system of internal audit controls within the Company, and the performance of the external independent registered public accounting firm. In addition, the Audit Committee oversees the engagement of the Company’s independent registered public accounting firm, pre-approves all audit services and permitted non-audit services performed or proposed to be undertaken by the independent registered public accounting firm, meets quarterly with representatives of management and the Company’s independent registered public accounting firm to review financial statements prior to release of quarterly financial results, and reviews the annual financial statements and the scope of annual audits. During 2005, the Audit Committee met six times.

All of the members of the Audit Committee are independent directors within the meaning of Rule 4200 of the Marketplace Rules of Nasdaq, and the Board has determined that Mr. Forsgren qualifies as an Audit Committee Financial Expert, as the Securities and Exchange Commission has defined such term in Item 401 of Regulation S-K, who is independent from management, within the meaning of Rule 4350 of the Marketplace Rules of Nasdaq.

The Board adopted an amended and restated Audit Committee Charter in 2004 in order to comply with new rules established by the SEC and Nasdaq. The charter is available at www.curagen.com. See also the Report of Audit Committee set forth elsewhere in this Proxy Statement.

Compensation Committee

The Compensation Committee reviews, approves, and makes recommendations to the Board concerning the Company’s compensation policies, practices and procedures for its executive officers. The Compensation

Committee also administers the 1997 Employee, Director and Consultant Stock Plan (the “1997 Stock Plan”) and the 1993 Stock Option and Incentive Award Plan (the “1993 Stock Plan”). During 2005, the Compensation Committee met eight times. All of the members of the Compensation Committee qualify as independent within the meaning of Rule 4200 of Nasdaq. See also the Report of Compensation Committee on Executive Compensation set forth elsewhere in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee is appointed by the Board: (1) to assist the Board by identifying qualified candidates for Director, to establish a program of Director orientation and training, and to recommend to the Board, Director nominees to be elected at the next Annual Meeting of Shareholders; (2) to lead the Board in its annual review of the Board’s performance, the performance of its committees, and the performance of its members; (3) to recommend to the Board, Director nominees for each Board Committee; (4) jointly with the Compensation Committee, to evaluate on an annual basis the Chief Executive Officer’s performance, and to recommend, when and as needed, candidates for Chief Executive Officer succession; and (5) to develop and recommend to the Board corporate governance guidelines and processes applicable to the Company, including appropriate charters for Board Committees. During 2005, the Nominating and Governance Committee met three times. After consideration of the relationships between the Company and each of the current members of the Nominating and Governance Committee, the Board has determined, pursuant to Rule 4350 of the Marketplace Rules of Nasdaq, that the following persons have been found to qualify as “independent” as such term is defined in Rule 4200 of the Marketplace Rules of Nasdaq: Frank M. Armstrong, M.B., Ch.B.; Michael J. Astrue, J.D.; David R. Ebsworth, Ph.D.; Vincent T. DeVita, Jr., M.D.; John H. Forsgren; and Robert E. Patricelli, J.D.

The Company’s By-Laws contain provisions which address the process by which a Shareholder may nominate an individual to stand for election to the Board at the Company’s Annual Meeting of Shareholders. See Shareholder Proposals and Nominations for Director set forth elsewhere in this Proxy Statement. Also, the Nominating and Governance Committee Charter provides that the Nominating and Governance Committee shall determine desired Board member skills and attributes, taking into account at a minimum that nominees must be well-regarded and experienced in their field(s) of specialty, and must be willing to devote the necessary time and attention to Board service. The Nominating and Governance Committee evaluates and proposes nominees for election to the Board, further considering such qualities as independence from the Company and the nominee’s merits, both individually and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board. The Board adopted an amended and restated Nominating and Governance Committee Charter in 2004 in order to comply with new rules established by the SEC and Nasdaq. The charter is available at www.curagen.com.

The Nominating and Governance Committee will consider all bona fide candidates for election to the Board, and will consider any Shareholder nominations pursuant to the same criteria, provided those nominated are submitted pursuant to the process described in the Company’s By-Laws. To date, the Company has not received any recommendations from Shareholders for candidates for inclusion on the Committee’s slate of nominees.

Compensation of the Board of Directors

Non-employee Directors receive cash and stock compensation for their services to the Board and its committees as described in the table below. In addition, reimbursement is made to non-employee Directors for travel costs and other out-of-pocket expenses incurred in attending each Board or Committee meeting. All option grants to non-employee Directors will have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant, and will become fully vested upon a 50% or greater change in control of the Company. We do not compensate Directors who are also our employees for their service as Directors, with the exception of Mr. Zenner who assumed responsibilities as Interim Chief Executive Officer and Chairman of the Board in May 2005. During this interim period, Mr. Zenner continues to receive cash and stock compensation for his services to the Board, as is paid to other non-employee Board members.

The following table describes the Board compensation policies under which the non-employee Directors were compensated during 2005:

CASH COMPENSATION:		Description
Annual retainer	$20,000	Paid quarterly in arrears and prorated for less than full quarter

Annual Lead Director retainer	$20,000	Effective with the 2005 Annual Meeting. Paid quarterly in arrears and prorated for less than full quarter

Annual Committee Chairman retainer	$10,000	Paid quarterly in arrears and prorated for less than full quarter

Attendance fees	$1,500	Board meeting

	$750	Telephonic Board meeting

	$1,250	Audit Committee meeting

	$1,000	Telephonic Audit Committee meeting

	$1,000	Compensation and Nominating and Governance Committee meeting

	$750	Telephonic Compensation and Nominating and Governance Committee meeting

Ad hoc committee fees*	$20,000	One time payment to Chairman of each Ad hoc committee

	$10,000	One time payment to each Member of each Ad hoc committee

Other fees	$1,000	Daily fee for additional time spent in support of Board or Committee responsibilities

STOCK COMPENSATION:
Initial option grant	30,000 shares	Granted upon appointment to Board; vests 1/3 upon grant, 1/3 after year one of service and 1/3 after year two of service

Annual option grant	15,000 shares	Granted in conjunction with the Annual Meeting and vests immediately

Annual Lead Director/ Nominating and Governance Committee Chairman grant	5,000 shares	Granted in conjunction with the Annual Meeting and vests immediately; or granted upon appointment, prorated for less than full year, and vests immediately

Annual Audit Committee Chairman grant	5,000 shares	Granted in conjunction with the Annual Meeting and vests immediately; or granted upon appointment, prorated for less than full year, and vests immediately

Annual Compensation Committee Chairman grant	2,500 shares	Granted in conjunction with the Annual Meeting and vests immediately; or granted upon appointment, prorated for less than full year, and vests immediately

*	Effective March 20, 2006, the Board rescinded this portion of the Board compensation policy. All other provisions of the above policy remain currently in effect.

In November 2005, the role of the Audit Committee and its Chairman, Mr. Forsgren, was increased while the Company continued its ongoing search for a new Chief Executive Officer. The Audit Committee and its Chairman are overseeing corporate finance activities, including advising the Company’s Executive Officers on various financial and strategic issues. The Company compensates Mr. Forsgren an additional $10,000 per month and has granted him a nonqualified stock option for the purchase of 36,000 shares of the Company’s common stock, to vest at a rate of 6,000 shares per month, for his time and efforts during this interim period.

Compensation Committee Interlocks and Insider Participation

Dr. Ebsworth and Messrs. Astrue and Patricelli, all non-employee Directors, currently constitute the Company’s Compensation Committee. No executive officer of the Company serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

MANAGEMENT

Executive Officers

As of March 15, 2006, the executive officers of the Company, who are not also Directors of the Company, are as follows:

Name	Age	Position
Christopher K. McLeod	50	Executive Vice President of CuraGen; Chief Executive Officer and President of 454 Life Sciences Corporation, a majority-owned subsidiary of the Company

Timothy M. Shannon, M.D.	47	Executive Vice President of Research and Development and Chief Medical Officer

Elizabeth A. Whayland	45	Senior Vice President of Finance and Corporate Secretary

David M. Wurzer	47	Executive Vice President, Chief Financial Officer and Treasurer

Christopher K. McLeod has served as Executive Vice President of the Company since November 1999, and as Chief Executive Officer and President of 454 since May 2005. He served as Interim Chief Executive Officer and President of 454 from February 2005 to May 2005. Previously, Mr. McLeod served as Chief Executive Officer of Havas Interactive (formerly Cendant Software), and in various management positions for Cendant Corporation and as one of its Directors. Mr. McLeod received his B.S. from Yale University and his M.S. from the Massachusetts Institute of Technology.

Timothy M. Shannon, M.D. has served as Executive Vice President of Research and Development and Chief Medical Officer of the Company since February 2004. He served as Senior Vice President of Research and Development and Chief Medical Officer from September 2002 to January 2004. Prior to joining the Company, Dr. Shannon worked in positions of increasing responsibility for Bayer’s Pharmaceutical Business Group, where his last position was Head and Senior Vice President of Global Medical Development. Dr. Shannon earned his B.A. in Chemistry from Amherst College and his M.D. from the University of Connecticut School of Medicine.

Elizabeth A. Whayland has served as Senior Vice President of Finance of the Company since October 2005. She served as Vice President of Finance from 2003 to September 2005 and as Director of Financial Management from 1994 to 2002. Ms. Whayland has been Corporate Secretary of the Company since 1997. Previously, Ms. Whayland served as a Senior Manager and in other staff and management positions with Deloitte & Touche LLP. Ms. Whayland received her B.A. from Grove City College and her M.S.T. from the University of Hartford.

David M. Wurzer has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since September 1997. Previously, Mr. Wurzer served as Senior Vice President and Chief Financial Officer of, and in other senior managerial positions for, Value Health, Inc. Mr. Wurzer received his B.B.A. from the University of Notre Dame.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the total compensation of the Company’s Interim Chief Executive Officer, former Chief Executive Officer and each of the four next most highly compensated executive officers (together with the Chief Executive Officers, the “named executive officers”) based on services rendered to the Company in all capacities during the three fiscal years most recently ended.

Name and Principal Position	Year	Annual Compensation						Long-Term Compensation Awards					All Other Compensation (3)
		Salary		Bonus		Other Annual Compensation		Restricted Stock Award(s) (1) ($)			Securities Underlying Options (#) (2)
Patrick J. Zenner (4) Interim Chief Executive Officer and Chairman of the Board	2005		$140,000		—	$53,750			—		135,000	(CRGN)		—

Jonathan M. Rothberg, Ph.D. (5) Former Chief Executive Officer, President and Chairman of the Board	2005 2004	$ $	216,462 415,395	$	— 200,000	$133,250 —	(6)		— —		175,000 200,000 50,000	(CRGN) (CRGN) (454)	$ $	17,187 8,571 —	(7)
	2003		$366,493		$200,005	—			—		100,000	(CRGN)		$5,186

Christopher K. McLeod (8) Executive Vice President of CuraGen; Chief Executive Officer and President of 454 Life Sciences Corporation	2005		$318,538		$184,184	— —			— —		80,000 315,000	(CRGN) (454)		$10,914 —
	2004		$275,547		$80,000	—			—		41,000 35,000	(CRGN) (454)		$10,551 —
	2003		$255,500		$76,650	—			—		34,000	(CRGN)		$10,270

Timothy M. Shannon, M.D. Executive Vice President of Research and Development and Chief Medical Officer	2005 2004 2003	$ $ $	310,000 310,962 285,000	$ $ $	113,925 145,000 135,500	— — —			$686,000 — —	(9)	63,000 57,000 13,000	(CRGN) (CRGN) (CRGN)	$ $ $	10,770 10,551 10,270

Elizabeth A. Whayland Senior Vice President of Finance and Corporate Secretary	2005 2004 2003	$ $ $	190,231 183,338 169,317	$ $ $	55,275 49,000 42,500	— — —		$ $	142,500 155,500 —	(10) (11)	29,000 25,500 25,000	(CRGN) (CRGN) (CRGN)	$ $ $	10,750 10,416 9,144

David M. Wurzer Executive Vice President, Chief Financial Officer and Treasurer	2005 2004	$ $	286,000 275,547	$ $	105,105 80,000	— —			$686,000 —	(12)	55,000 46,000 10,000	(CRGN) (CRGN) (454)	$ $	10,770 10,551 —
	2003		$255,500		$76,650	—			—		34,000	(CRGN)		$9,287

(1)	In the event that the Company declares a cash dividend in the future, Restricted Stock is eligible to receive dividends.
(2)	In addition to grants of options to purchase Common Stock of CuraGen Corporation (designated in the tables as “CRGN”), some of the named executive officers have been granted options to purchase Common Stock of 454, our majority-owned subsidiary (designated in the tables as “454”), as compensation for their services either to the Company or 454.
(3)	The amounts referred to in the table above under “All Other Compensation” include 401(k) employer matching contributions and group term life insurance premiums paid on the employees’ behalf.
(4)	Effective May 12, 2005, Patrick J. Zenner was appointed by the Board as Interim Chief Executive Officer and Chairman of the Board of CuraGen, until completion of the ongoing search for a new Chief Executive Officer. Mr. Zenner’s salary commenced in May 2005. The other annual compensation and stock option grant amounts in the table above include payments and grants to Mr. Zenner pursuant to the Board compensation policy. See Compensation of the Board of Directors set forth elsewhere in this Proxy Statement.
(5)	Effective May 12, 2005, CuraGen founder and Chief Executive Officer Jonathan M. Rothberg, Ph.D., resigned from his positions as Chairman of the Board, President and Chief Executive Officer. Dr. Rothberg’s salary ceased in June 2005. Dr. Rothberg remains on the CuraGen Board of Directors and also remains Chairman of the Board of 454. The other annual compensation and stock option grant amounts in the table above include payments and grants to Dr. Rothberg pursuant to the Board compensation policy. See Compensation of the Board of Directors set forth elsewhere in this Proxy Statement.
(6)	In July 2005, Dr. Rothberg commenced being paid under his Chairmanship Agreement as discussed in Certain Relationships and Related Transactions set forth elsewhere in this Proxy Statement. The amount referred to in the table above includes total payments of $100,000 by CuraGen and 454 under the Chairmanship Agreement and $7,500 of reimbursed legal fees incurred by Dr. Rothberg in connection with the negotiation and preparation of the Chairmanship Agreement.
(7)	In addition to 401(k) employer matching contributions and group term life insurance premiums, this amount also includes COBRA premiums paid during 2005 by CuraGen on behalf of Dr. Rothberg and his eligible dependents, as per the Chairmanship Agreement as discussed in Certain Relationships and Related Transactions set forth elsewhere in this Proxy Statement.

(8)	In February 2005, Mr. McLeod was named Interim Chief Executive Officer and President of 454. In May 2005, Mr. McLeod was hired by 454 as Chief Executive Officer and President. See Employment Agreements, Termination of Employment and Change in Control Arrangements set forth elsewhere in this Proxy Statement for additional details of Mr. McLeod’s 454 Employment Agreement. Mr. McLeod is currently a non-compensated Executive Vice President of CuraGen.
(9)	Represents the aggregate value of 200,000 shares on the May 4, 2005 grant date. On May 4, 2005, Dr. Shannon received a Restricted Stock grant of 200,000 shares subject to certain repurchase rights of the Company. The repurchase rights lapse 25% on the first anniversary of the grant date and 75% on the second anniversary of the grant date. The Company’s remaining repurchase rights lapse as follows: 50,000 shares on May 4, 2006 and 150,000 shares on May 4, 2007. As of December 31, 2005, based on the closing price of the Company’s Common Stock on Nasdaq of $3.08, Dr. Shannon’s Restricted Stock had an aggregate market value of $616,000.
(10)	Represents the aggregate value of 30,000 shares on the September 28, 2005 grant date. On September 28, 2005, Ms. Whayland received a Restricted Stock grant of 30,000 shares subject to certain repurchase rights of the Company. The repurchase rights lapse 25% on the first anniversary of the grant date and 75% on the second anniversary of the grant date. The Company’s remaining repurchase rights lapse as follows: 7,500 shares on September 28, 2006 and 22,500 shares on September 28, 2007. As of December 31, 2005, based on the closing price of the Company’s Common Stock on Nasdaq of $3.08, Ms. Whayland’s Restricted Stock had an aggregate market value of $92,400.
(11)	Represents the aggregate value of 25,000 shares on the November 17, 2004 grant date. On November 17, 2004, Ms. Whayland received a Restricted Stock grant of 25,000 shares subject to certain repurchase rights of the Company. The repurchase rights lapse 100% on the second anniversary of the grant date. The Company’s remaining repurchase rights lapse as follows: 25,000 shares on November 17, 2006. As of December 31, 2005, based on the closing price of the Company’s Common Stock on Nasdaq of $3.08, Ms. Whayland’s Restricted Stock had an aggregate market value of $77,000.
(12)	Represents the aggregate value of 200,000 shares on the May 4, 2005 grant date. On May 4, 2005, Mr. Wurzer received a Restricted Stock grant of 200,000 shares subject to certain repurchase rights of the Company. The repurchase rights lapse 25% on the first anniversary of the grant date and 75% on the second anniversary of the grant date. The Company’s remaining repurchase rights lapse as follows: 50,000 shares on May 4, 2006 and 150,000 shares on May 4, 2007. As of December 31, 2005, based on the closing price of the Company’s Common Stock on Nasdaq of $3.08, Mr. Wurzer’s Restricted Stock had an aggregate market value of $616,000.

Option Grants in Last Fiscal Year

The following table sets forth information concerning stock options granted in 2005 to the named executive officers. The potential realizable values that would exist for the respective options are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option.

Name	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
		Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2005		Exercise Price (per share)		Expiration Date

									5% ($)	10% ($)
Patrick J. Zenner (2)	CRGN	72,000	(3)	7.1	%(11)	$4.54	(13)	11/7/2015	205,573	520,963
	CRGN	48,000	(4)	4.7	%(11)	$4.54	(13)	11/7/2015	137,049	347,308
Jonathan M. Rothberg, Ph.D. (5)	CRGN	140,000	(6)	13.8	%(11)	$5.97	(13)	1/26/2015	525,630	1,332,050
	CRGN	20,000	(7)	2.0	%(11)	$6.57	(14)	1/26/2010	20,988	60,895
Christopher K. McLeod	CRGN	80,000	(6)	7.9	%(11)	$5.97	(13)	1/26/2015	300,360	761,171
	454	100,000	(8)	10.9	%(12)	$2.75	(15)	5/12/2015	172,946	438,279
	454	100,000	(9)	10.9	%(12)	$3.00	(15)	7/13/2015	188,668	478,123
	454	115,000	(10)	12.5	%(12)	$3.00	(15)	7/13/2015	216,969	549,841
Timothy M. Shannon, M.D.	CRGN	63,000	(6)	6.2	%(11)	$5.97	(13)	1/26/2015	236,534	599,422
Elizabeth A. Whayland	CRGN	29,000	(6)	2.9	%(11)	$5.97	(13)	1/26/2015	108,881	275,925
David M. Wurzer	CRGN	55,000	(6)	5.4	%(11)	$5.97	(13)	1/26/2015	206,498	523,305

(1)	The amounts reported in these columns represent hypothetical values that may be realized upon exercise of the CuraGen options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options; and hypothetical values that may be realized upon exercise of the 454 options immediately prior to the expiration of their term, assuming that the estimated fair market value on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based on rules promulgated by the SEC. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the CuraGen and 454 Common Stock, respectively.
(2)	The stock option grant amounts in the table above do not include grants to Mr. Zenner pursuant to the Board compensation policy. See Compensation of the Board of Directors set forth elsewhere in this Proxy Statement.
(3)	The options vested 100% immediately on the date of grant, have a term of ten years and were granted under the 1997 Stock Plan.
(4)	The options vest in equal installments on each of the first six monthly anniversaries of the date of grant, have a term of ten years and were granted under the 1997 Stock Plan.
(5)	The stock option grant amounts in the table above do not include grants to Dr. Rothberg pursuant to the Board compensation policy. See Compensation of the Board of Directors set forth elsewhere in this Proxy Statement.
(6)	The options vest in equal installments on the first five anniversaries of the date of grant, have a term of ten years and were granted under the 1997 Stock Plan.
(7)	The option vests in equal installments on the first five anniversaries of the date of grant, has a term of five years and was granted under the 1997 Stock Plan.
(8)	The options vest in equal installments on the first five anniversaries of the date of grant, have a term of ten years and were granted under the 454 2000 Employee, Director and Consultant Stock Plan (“454 2000 Stock Plan”).
(9)	The options vested 100% immediately on the date of grant, have a term of ten years and were granted under the 454 2000 Stock Plan.
(10)	The options vest 25% on the first anniversary of the date of grant, and in equal installments on the first five anniversaries of the date of grant, have a term of ten years and were granted under the 454 2000 Stock Plan.
(11)	The Company granted options to purchase a total of 1,011,125 shares of CuraGen Common Stock to its employees in 2005 under the 1997 Stock Plan, including 120,000 shares issued to Mr. Zenner as discussed in the Summary Compensation Table and Report of Compensation Committee on Executive Compensation set forth elsewhere in this Proxy Statement.

(12)	454 granted options to purchase a total of 921,600 shares of 454 Common Stock to its employees in 2005 under the 454 2000 Stock Plan.
(13)	The exercise price represents the fair market value of the Company’s Common Stock on the date of grant, as determined by the closing price on Nasdaq.
(14)	In accordance with Internal Revenue Code Section 422-Incentive Stock Options, since Dr. Rothberg owned more than ten percent of the Company’s Common Stock, the exercise price represents the fair market value of the Company’s Common Stock plus ten percent on the date of grant, as determined by the closing price on Nasdaq.
(15)	The exercise price represents the estimated fair market value of the 454 Common Stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table summarizes, for the named executive officers, stock option exercises during the last fiscal year and unexercised options held at December 31, 2005. The value of unexercised “in-the-money” options at the fiscal year end is the difference between the exercise price and the fair market value of the underlying stock on December 31, 2005, the last business day of the fiscal year.

				Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (3)
Name		Shares Acquired on Exercise (#)	Value Realized ($)(1)(2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Patrick J. Zenner	CRGN	—	—	137,500	40,000	—	—
	454	—	—	30,000	15,000	22,500	11,250
Jonathan M. Rothberg, Ph.D.	CRGN	—	—	548,000	460,000	—	—
	454	—	—	1,010,000	40,000	757,500	30,000
Christopher K. McLeod	CRGN	—	—	221,800	133,200	—	—
	454	—	—	157,000	243,000	67,750	99,750
Timothy M. Shannon, M.D.	CRGN	—	—	136,600	196,400	—	—
Elizabeth A. Whayland	CRGN	10,000	27,800	57,100	64,400	—	—
	454	4,000	0	—	2,000	0	1,500
David M. Wurzer	CRGN	—	—	125,464	112,200	—	—
	454	—	—	18,667	8,000	14,000	6,000

(1)	Market value of underlying CuraGen securities at exercise date, as determined by the closing price on Nasdaq, less exercise price.
(2)	Estimated fair market value of underlying 454 securities at exercise date, less exercise price.
(3)	Although no public market for the 454 Common Stock shares underlying these options exists, an estimated fair market value has been attributed to these options at December 31, 2005.

Equity Compensation Plan Information

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2005.

Plan Category	( a ) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	( b ) Weighted Average Exercise Price of Outstanding Options	( c ) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity Compensation Plans Approved by Shareholders (1) (2)	5,406,175	$11.19	2,481,044
Equity Compensation Plans Not Approved by Shareholders	—	—	—

(1)	These plans consist of the Company’s 1993 Stock Plan and the 1997 Stock Plan.
(2)	Effective October 1997, upon a resolution by the Board, the Company will not grant any further options under the 1993 Stock Plan.

Employment Agreements, Termination of Employment and Change in Control Arrangements

See Certain Relationships and Related Transactions set forth elsewhere in this Proxy Statement for a discussion of Dr. Rothberg’s Chairmanship Agreement.

In March 2002, the Company entered into an employment agreement with Mr. McLeod in which Mr. McLeod agreed to serve as Executive Vice President of the Company. This agreement terminated on August 10, 2005 and Mr. McLeod was not entitled to further compensation or benefits thereunder (other than accrued and unpaid salary). Simultaneously, 454 entered into an employment agreement with Mr. McLeod in which he agreed to serve as President and Chief Executive Officer of 454. Mr. McLeod is entitled to an annual base salary and annual performance-based bonuses on the attainment of certain goals as set by the Board of Directors of 454 Life Sciences (“the 454 Board”). 454 may terminate the employment agreement for performance reasons or without cause, and upon such termination, and subject to certain conditions, Mr. McLeod will be entitled to receive payment of his base salary, and continued participation in any employee health and welfare benefit in which he was a participant prior to his termination, for twelve months from the date of termination of his employment. 454 may terminate the employment agreement for cause, and upon such termination, Mr. McLeod will not be entitled to any further payments (other than accrued and unpaid base salary and expenses to the date of termination), or to any further benefits (other than benefits which have accrued pursuant to any plan or by law). If 454 terminates Mr. McLeod within twelve months of a change in control, Mr. McLeod will be entitled to receive payments of his base salary and continued participation in any employee health and welfare benefit in which he was a participant prior to his termination, for twenty-four months from the date of termination of his employment, and all 454 stock, restricted stock, stock options or restricted stock options held by Mr. McLeod shall become fully vested. On December 22, 2005, the agreement was amended in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

In September 2002, the Company entered into an employment agreement with Dr. Shannon in which Dr. Shannon agreed to serve as Senior Vice President of Research and Development and Chief Medical Officer of the Company. Since his hire in 2002 and until January 2004, Dr. Shannon served as Senior Vice President of Research and Development and Chief Medical Officer, and currently serves as Executive Vice President of Research and Development and Chief Medical Officer of the Company. The employment agreement was for an initial term that ended on December 31, 2003 and automatically extended for additional one-year periods unless terminated by either party no later than October 31 of the preceding year. On October 31, 2003, the agreement was amended to state that there shall no longer be automatic one-year extensions, and therefore, either Dr. Shannon or the Company may terminate employment with or without cause and with or without notice. Dr. Shannon is entitled to an annual base salary, as determined by the Board and annual performance-based bonuses on the attainment of certain goals set by the Chief Executive Officer. Upon a change in control of the Company, as defined in the agreement, all stock, restricted stock, stock options or restricted stock options held by Dr. Shannon shall become fully vested. The Company may terminate the employment agreement for performance reasons or without cause, and upon such termination, and subject to certain conditions, Dr. Shannon will be entitled to receive payment of his base salary, and continued participation in any employee health and welfare benefit in which he was a participant prior to his termination, for twelve months from the date of termination of his employment. The Company may terminate the employment agreement for cause, and upon such termination, Dr. Shannon will not be entitled to any further payments (other than accrued and unpaid base salary and expenses to the date of termination), or to any further benefits (other than benefits which have accrued pursuant to any plan or by law). If the Company terminates Dr. Shannon within twelve months of a change in control, Dr. Shannon will be entitled to receive payments of his base salary and continued participation in any employee health and welfare benefit in which he was a participant prior to his termination, for twenty-four months from the date of termination of his employment.

In April 2002, the Company entered into an employment agreement with Ms. Whayland in which Ms. Whayland agreed to serve as Director of Financial Management and Corporate Secretary of the Company. Since her hire in 1994 and until January 2003, Ms. Whayland served as Director of Financial Management. From January 2003 until October 2005, Ms. Whayland served as Vice President of Finance and she currently serves as Senior Vice President of Finance of the Company. Ms. Whayland has been Corporate Secretary of the Company since 1997. The employment agreement was for an initial term that ended on December 31, 2002 and automatically extended for additional one-year periods unless terminated by either party no later than October 31 of the preceding year. On October 31, 2003, the agreement was amended to state that there shall no longer be automatic one-year extensions, and therefore, either Ms. Whayland or the Company may terminate employment with or without cause and with or without notice. Ms. Whayland is entitled to an annual base salary, as determined by the Board and annual performance-based bonuses on the attainment of certain goals set by the Chief Executive Officer. Upon a change in control of the Company, as defined in the agreement, all stock, restricted stock, stock options or restricted stock options held by Ms. Whayland shall become fully vested. The Company may terminate the employment agreement for performance reasons or without cause, and upon such termination, and subject to certain conditions, Ms. Whayland will be entitled to receive payment of her base salary, and continued participation in any employee health and welfare benefit in which she was a participant prior to her termination, for twelve months from the date of termination of her employment. The Company may terminate the employment agreement for cause, and upon such termination, Ms. Whayland will not be entitled to any further payments (other than accrued and unpaid base salary and expenses to the date of termination), or to any further benefits (other than benefits which have accrued pursuant to any plan or by law). If the Company terminates Ms. Whayland within twelve months of a change in control, Ms. Whayland will be entitled to receive payments of her base salary and continued participation in any employee health and welfare benefit in which she was a participant prior to her termination, for twenty-four months from the date of termination of her employment.

In April 2002, the Company entered into an employment agreement with Mr. Wurzer in which Mr. Wurzer agreed to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Since his hire in 1997, Mr. Wurzer has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company. The employment agreement was for an initial term that ended on December 31, 2002 and automatically extended for additional one-year periods unless terminated by either party no later than October 31 of the preceding year. On October 31, 2003, the agreement was amended to state that there shall no longer be automatic one-year extensions, and therefore, either Mr. Wurzer or the Company may terminate employment with or without cause and with or without notice. Mr. Wurzer is entitled to an annual base salary, as determined by the Board and annual performance-based bonuses on the attainment of certain goals set by the Chief Executive Officer. Upon a change in control of the Company, as defined in the agreement, all stock, restricted stock, stock options or restricted stock options held by Mr. Wurzer shall become fully vested. The Company may terminate the employment agreement for performance reasons or without cause, and upon such termination, and subject to certain conditions, Mr. Wurzer will be entitled to receive payment of his base salary, and continued participation in any employee health and welfare benefit in which he was a participant prior to his termination, for twelve months from the date of termination of his employment. The Company may terminate the employment agreement for cause, and upon such termination, Mr. Wurzer will not be entitled to any further payments (other than accrued and unpaid base salary and expenses to the date of termination), or to any further benefits (other than benefits which have accrued pursuant to any plan or by law). If the Company terminates Mr. Wurzer within twelve months of a change in control, Mr. Wurzer will be entitled to receive payments of his base salary and continued participation in any employee health and welfare benefit in which he was a participant prior to his termination, for twenty-four months from the date of termination of his employment.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee (the “Committee”) is appointed by and acts on behalf of the Company’s Board of Directors. The Committee held eight meetings during fiscal year 2005. Mr. Astrue was appointed to the Committee in September 2005 and joined Dr. Ebsworth and Mr. Patricelli to comprise the Committee. The Committee is composed of independent Directors who are not current or former employees of the Company and who meet the independence requirements of the NASDAQ Stock Market. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity whose executive officer serves as a member of the Company’s Board of Directors or Compensation Committee.

The Committee’s charter was reviewed during 2005 with no recommended changes. The charter outlines the Committee’s composition and its duties and responsibilities. The Committee is responsible for formulating executive compensation policies and plans, evaluating executive performance under those plans, and approving compensation of the Company’s directors, executive officers and key employees. Under NASDAQ’s revised listing standards, the Committee is responsible for the determination of the compensation of the Chief Executive Officer, and shall conduct its decision-making process with respect to that issue without the Chief Executive Officer present. As part of its responsibilities the Committee administers the Company’s performance-based Executive Incentive Plan, the Company’s 1997 Stock Plan, and all other compensation and benefit programs currently in place.

This report addresses the compensation policies for fiscal year 2005 as they affected the executive officers of the Company, Dr. Rothberg, in his capacity as Chief Executive Officer, President and Chairman of the Board through May 12, 2005, and Mr. Zenner in his role as Interim Chief Executive Officer and Chairman of the Board, effective May 12, 2005.

General Compensation Philosophy

The Company’s compensation policy for executive officers is designed to achieve the following objectives:

•	Motivate executives to achieve overall Company financial and non-financial performance objectives while also recognizing individual contributions and responsibilities;

•	Attract, develop and retain qualified executives;

•	Align the interests of executives with the interests of Shareholders through the use of equity based long-term incentive programs; and

•	Preserve the full deductibility of compensation for tax purposes.

In 2005, the Committee engaged an expert in the field of executive compensation (“the Consultant”) to assist in the evaluation of the Company’s executive compensation program. The Consultant utilized proprietary data as well as several publicly available compensation surveys containing data from other biotechnology, pharmaceutical, and comparable peer companies in its formulation of a competitive compensation philosophy for the Company. Some factors considered in choosing comparable peer companies are: the Company’s likelihood of competing with those companies for employees, stage of product development, industry, market capitalization, and probability of success. Within this group of companies, the Committee made comparisons to executives with similar levels of experience who have the necessary qualifications and expected level of contribution to their company’s performance.

Compliance with Internal Revenue Service Section 162(m)

In considering compensation for the Company’s executives, one of the factors the Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company.

Executive Officer Compensation Program

The Company’s Executive Incentive Program is comprised of: (i) base salary; (ii) short term incentive compensation, based on the achievement of predetermined objectives of the Company; and (iii) long-term incentive compensation in the form of periodic Restricted Stock or stock option grants.

Base Salary

The Committee utilized the Consultant’s recommendations and took into account the Company’s financial position and the general economics of the marketplace in determining that base salary increases were warranted for the executive officers in 2005.

Discretionary Cash Bonuses

The Committee believes that periodic discretionary cash bonuses are necessary to retain and encourage a successful management team. The amount of a discretionary cash bonus is determined by evaluating a number of quantitative and qualitative factors. Specific factors considered were pipeline advancement, strategic partnership initiatives, collaboration development, clinical trials’ progress, cost containment efforts and financing activities. These financial and non-financial factors were compared to overall corporate goals established by the Committee and the Consultant’s recommendations regarding comparable levels of variable cash compensation for similar positions of responsibility.

Long-Term Incentive Compensation

Long-term incentive compensation, in the form of stock grants, allows the executive officers to share in any appreciation in the value of the Company’s Common Stock. Stock option or Restricted Stock grants are made periodically to executives whose contributions have or will have a significant impact on the Company’s long-term performance. The Company believes that stock grants: (1) align executive interests with Shareholder interests by creating a direct link between compensation and Shareholder return; (2) give executives a significant, long-term interest in the Company’s success; and (3) help retain executive talent in a competitive market.

Stock grants are based on a number of factors including corporate performance, responsibilities of the individual officers, their expected future contributions, the amount and price of prior grants, and many of the factors listed in the Discretionary Cash Bonuses section of this report. The amount of stock granted is not only based on the Committee’s evaluation of an executive’s ability to impact future corporate results and directly proportional to job responsibility, but is also based upon individual performance measures established for each individual executive. All awards are made at a level calculated to be competitive within the biotechnology industry, based on input from the Consultant, as well as a broader group of companies of comparable size, maturity, and complexity.

Chief Executive Officer Compensation

Dr. Rothberg began serving as Chief Executive Officer, President and Chairman of the Board with the formation of the Company in 1991. In 2005, his base salary was $420,000. However, effective May 12, 2005, Dr. Rothberg stepped down as Chief Executive Officer, President and Chairman of the Board, therefore Dr. Rothberg was not eligible for and was not awarded a bonus or stock award for his 2005 performance. Effective May 12, 2005, Mr. Zenner, member of the Board of Directors, assumed responsibilities as Interim Chief Executive Officer and Chairman of the Board at a base rate of $20,000 per month from May 2005 until October 2005, then at a rate of $15,000 per month thereafter. In addition, Mr. Zenner was granted 120,000 CuraGen stock options related to his time and efforts during this interim period.

During 2005, under the leadership of Dr. Rothberg, Mr. Zenner and the Executive Officers, the Company built upon its expertise and advanced its pipeline of potential oncology drugs. In the course of 2005, CuraGen reduced its outstanding 6% convertible debt, due in February 2007, to approximately $66.2 million from $130 million through opportunistic repurchases and with the net proceeds from a public offering of 4,000,000 shares of its common stock at a public offering price of $5.50 per share. CuraGen also reduced its 2005 net operating cash burn to approximately $60 million. The Company completed a Phase II trial with its cancer supportive care protein ahead of schedule, completed Phase I with its antibody therapeutic for kidney inflammation, and initiated three proof-of-concept trials with its HDAC inhibitor for the treatment of solid and hematologic cancers. CuraGen also renegotiated the terms related to the development of a potential diabetes drug with its collaborative partner, Bayer AG. Under the revised agreement, CuraGen exercised its right to revert to a tiered royalty structure under which CuraGen may receive royalties on any future product sales of the diabetes drug and CuraGen will no longer contribute to the ongoing development costs.

Finally, in 2005, 454 began commercializing the Genome Sequencer 20 System and proprietary reagents with a total of 20 instruments purchased by and installed with customers world-wide. Also, in May 2005, 454 signed an exclusive five-year agreement with F. Hoffmann-LaRoche Ltd for the world-wide promotion, sale and distribution of 454’s products, and received, during 2005, a total of $19 million in up-front milestones under the agreement.

Despite these positive achievements, the Company’s stock did not perform as well in 2005 as its biotechnology peer group. As a result, the Board of Directors has reinforced the goal of value creation for shareholders in its search for a new Chief Executive Officer and in setting corporate goals for 2006.

THE COMPENSATION COMMITTEE:

David R. Ebsworth, Ph.D., Chairman

Michael J. Astrue, J.D.

Robert E. Patricelli, J.D.

PERFORMANCE GRAPH

The performance graph set forth below shows the value of an investment of $100 on December 31, 2000 through December 31, 2005 in each of the Company’s Common Stock, the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the “Nasdaq U.S. Index”) and the Nasdaq CRSP Total Return Index for Biotechnology Stocks (the “Nasdaq Biotechnology Index”). Although the total return for the Company’s Common Stock and for each index assumes the reinvestment of dividends, dividends have never been declared on the Company’s Common Stock. The historical stock price performance of the Company’s Common Stock shown in the performance graph below is not necessarily indicative of future stock price performance.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
CuraGen Corporation	100.00	81.90	17.03	26.84	26.22	11.28
NASDAQ Stock Market (U.S.) Index	100.00	79.08	55.95	83.35	90.64	92.73
NASDAQ Biotechnology Index	100.00	80.72	44.83	62.82	65.43	83.51

REPORT OF AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is also responsible for the appointment, compensation, retention, and oversight of the work of Deloitte & Touche LLP, the Company’s independent registered public accounting firm. During 2005, the Audit Committee met six times and discussed the financial statements contained in each public filing with the management of the Company and Deloitte & Touche LLP prior to public release. The Audit Committee also considered the status of taxation matters and other areas of oversight relating to the financial reporting, internal control and audit process that the Audit Committee deemed appropriate.

The Audit Committee is currently composed of three non-employee Directors and acts pursuant to the Audit Committee Charter. The Board appointed Frank M. Armstrong, M.B., Ch.B. as Vice Chairman of the Audit Committee in May 2005. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of Nasdaq that govern Audit Committee composition, including the requirements that all Audit Committee members are “independent directors” as that term is defined by NASD Rule 4200(a) (14); all Audit Committee members are able to read and understand fundamental financial statements; and at least one Audit Committee member is financially sophisticated.

The Board and the Audit Committee have considered the SEC’s Release No. 33-8177 and the requirements concerning an “Audit Committee Financial Expert”. The Board and the Audit Committee have determined that its Chairman, John H. Forsgren, qualifies as an “Audit Committee Financial Expert” and that he is also independent from the Company’s management under the current SEC standards.

The Audit Committee meets with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of their audit of the Company’s annual consolidated financial statements and internal control over financial reporting, the results of their audits, the cooperation received by them during their audit examination and the overall quality of the Company’s financial reporting. The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005 with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees”, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, which relates to the accountant’s independence from the Company and its related entities, and has discussed with Deloitte & Touche LLP their independence from the Company.

Based on the review and discussions referred to herein, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE:

John H. Forsgren, Chairman

Frank M. Armstrong, M.B., Ch.B., Vice-Chairman

Vincent T. DeVita, Jr., M.D.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Board appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ended December 31, 2005. Deloitte & Touche LLP has been regularly engaged by the Audit Committee to audit the Company’s annual financial statements and for other purposes. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting, with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from Shareholders. Aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and 2004 by the Company’s principal accountant, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) were as follows:

	2005	2004
Audit fees	$523,120	$561,897
Audit-related fees	—	8,000
Tax fees	32,000	19,050
All other fees	—	—

Total	$555,120	$588,947

Audit fees include fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements, quarterly reviews of the Company’s consolidated financial statements, comfort letters and consents in connection with debt and/or stock issuances required to complete the year-end audits of the consolidated financial statements, as well as fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-related fees include fees for 454’s stand-alone grant audit.

Tax fees include fees for review of the Company’s and 454’s corporate income tax returns.

Pre-Approval Policy of Audit Committee

Consistent with SEC policies, the services performed by Deloitte & Touche in 2005 and 2004 were pre-approved in accordance with the pre-approval policy included within the Audit Committee Charter. The Audit Committee pre-approves all audit services and permitted non-audit services performed or proposed to be undertaken by the independent registered public accounting firm (including the fees and terms thereof), except where such services are determined to be de minimis under the Exchange Act, giving particular attention to the relationship between the types of services provided and the independent registered public accounting firm’s independence. Pre-approval may be of classes of permitted services, such as “annual audit services,” “tax consulting services”, or similar broadly defined predictable or recurring services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and officers, and persons who own more than ten percent of the Company’s Common Stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports and written representations received by the Company from the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2005, its executive officers, directors and greater than ten percent Shareholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, except that a Form 4 reflecting a stock option grant was filed late in March 2006 for Dr. Rothberg’s August 2005 stock option grant. The delay was the result of an administrative oversight at the Company and was not the fault of the reporting person.

CODE OF ETHICS AND CORPORATE CODE OF CONDUCT

The Company has adopted a Code of Ethics that applies to the Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and Senior Vice President of Finance, of the Company and its subsidiaries. The Code of Ethics is available at www.curagen.com. Disclosures regarding any amendments to, or waivers from, provisions of the Code of Ethics, will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of Nasdaq.

The Company has also adopted a Corporate Code of Conduct that applies to all employees and Directors of the Company and its subsidiaries and serves to provide a clear understanding of the principles of business conduct and ethics that are expected of them. The Corporate Code of Conduct is available at www.curagen.com. Disclosures regarding any amendments to, or waivers from, provisions of the Corporate Code of Conduct that apply to our Directors or executive officers, will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of Nasdaq.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews and approves all related-party transactions in advance.

Effective May 12, 2005, Jonathan M. Rothberg, Ph.D. stepped down from his positions as Chief Executive Officer, President and Chairman of the Board of CuraGen Corporation. Dr. Rothberg remained on the Board and also remained Chairman of the 454 Board. In March 2002, the Company entered into an employment agreement with Dr. Rothberg in which he agreed to serve as Chief Executive Officer, President and Chairman of the Board of the Company. This agreement terminated on June 30, 2005 and Dr. Rothberg was not entitled to further compensation or benefits thereunder (other than accrued and unpaid salary). On August 31, 2005, CuraGen and 454 entered into a Chairmanship Agreement with Dr. Rothberg under which he agreed to serve as a consultant to the CuraGen management team, effective July 1, 2005, for an initial term of two years (with annual renewal thereafter, at the discretion of the Board). Dr. Rothberg receives $50,000 per year for such services, payable quarterly. Dr. Rothberg shall provide consulting services at such times and in such manner as are mutually agreed to by Dr. Rothberg and the Board or the 454 Board. Dr. Rothberg shall continue to serve on the Board of CuraGen (and CuraGen shall nominate him for election to the CuraGen Board), provided he is elected by the CuraGen shareholders. By virtue of Dr. Rothberg’s continued service to the Company, currently outstanding CuraGen stock options previously granted to him pursuant to the 1997 Stock Plan will continue to vest and become exercisable in accordance with their terms, provided Dr. Rothberg remains on the Board and the consulting arrangement remains in force. In the event any person, group of associated persons acting in concert, or entity, acquires all or substantially all of the business or assets of the Company or becomes a direct or indirect beneficial owner of shares of stock of the Company representing an aggregate of more than fifty percent (50%) of the votes then entitled to be cast at an election of directors of the Company, all CuraGen stock options held by Dr. Rothberg will become 100% vested. The Company may terminate the consulting agreement only for cause, and upon such termination, Dr. Rothberg will not be entitled to any further payments (other than the accrued and unpaid compensation and benefits hereunder). Pursuant to the Chairmanship Agreement, provided that Dr. Rothberg is eligible and timely elects to continue receiving coverage for himself and his eligible dependents from the Company’s health and medical plans, pursuant to the federal COBRA laws, for a period of 18 months from July 1, 2005, the Company will reimburse him for the premiums associated with such coverage. The Company also reimbursed Dr Rothberg $7,500 of legal fees he incurred in connection with the negotiation and preparation of the Chairmanship Agreement.

Under the Chairmanship Agreement, effective July 1, 2005, Dr. Rothberg began to receive from 454 a quarterly retainer equivalent to $150,000 per year. In addition, Dr. Rothberg shall receive such other compensation and perquisites to which non-management members of the 454 Board are entitled from time-to-time. In the event any person, group of associated persons acting in concert, or entity, acquires all or substantially all of the business or assets of the Company or becomes a direct or indirect beneficial owner of shares of stock of 454 representing an aggregate of more than fifty percent (50%) of the votes then entitled to be cast at an election of directors of 454, all 454 stock options held by Dr. Rothberg will become 100% vested. Dr. Rothberg shall report to the 454 Board and perform such duties and responsibilities as may be assigned by the 454 Board in accordance with the By-laws of 454, as may be amended from time to time and are typically associated with a position of that nature. Subject to certain restrictions, Dr. Rothberg may work as an employee, director, or as a consultant for any person or entity during the period he serves as 454 Board Chairman, provided that such employment does not materially interfere with the performance of his duties as Chairman of the 454 Board or with his consulting arrangement with CuraGen as discussed above. 454 may terminate the Chairmanship Agreement only for cause, and upon such termination, Dr. Rothberg will not be entitled to any further payments (other than the accrued and unpaid compensation and benefits hereunder).

Dr. Rothberg has agreed, for specific periods of time as detailed in the Chairmanship Agreement, not to engage in any business that is competitive to the business of 454 or the Company in any capacity; or to serve in any capacity anywhere in the world for, with respect to or on behalf of any person or entity that is engaged in any business that is competitive to the current business of 454 or the Company or is known to the Chairman to be under development by 454 or the Company. While this Chairmanship Agreement is in effect, and for a period of twelve months after the end of this agreement, Dr. Rothberg shall not, on his own behalf or on behalf of any other person or entity, solicit or induce any employee of the Company or 454 to leave or cease his or her employment relationship with the Company or 454, as the case may be, for any reason whatsoever; hire or otherwise engage the services of, or assist in hiring or engaging the services of any Company or 454 employee, as the case may be; solicit, or permit any organization directly or indirectly controlled by him to solicit for hire any employee of the Company or 454, as the case may be; or solicit business from any customer, vendor, licensor, licensee, or distributor to reduce its business with the Company or 454.

During 2005, payments to Dr. Rothberg by the Company and 454 under the Chairmanship Agreement totaled $100,000.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Under Rule 14a-8 promulgated under the Exchange Act, Shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next Annual Meeting of Shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to Shareholders prior to the Annual Meeting of Shareholders in the year 2007, a Shareholder proposal must be received by the Company no later than December 4, 2006 and must otherwise comply with the requirements of Rule 14a-8. In order to be considered for presentation at the Annual Meeting of Shareholders in the year 2007, although not included in the proxy statement, a Shareholder proposal or nomination(s) must comply with the requirements of the Company’s By-Laws and be received by the Company no later than February 17, 2007 and no earlier than January 18, 2007. Shareholder proposals should be delivered in writing to Elizabeth A. Whayland, Corporate Secretary, CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405. A copy of the Company’s By-Laws may be obtained from the Company upon written request to Ms. Whayland.

OTHER BUSINESS

The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (other than exhibits thereto) filed with the SEC, provides additional information about the Company and is available on the Internet at www.curagen.com and to beneficial owners of the Common Stock without charge upon written request to the Investor Relations Department, CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405.

MAP AND DIRECTIONS TO OMNI NEW HAVEN HOTEL AT YALE

155 Temple Street

New Haven, Connecticut 06510

Telephone: (203) 772-6664

Facsimile: (203) 974-6777

From I-91 South:

Take Exit # 3 (Trumbull Street) – go to the third traffic light and take a left onto Temple Street. Follow Temple Street and proceed through three traffic lights. After the third traffic light, the Hotel is located on the left (155 Temple Street)

From I-95 North and I-95 South:

Take Exit # 47 and proceed onto Route 34. Take Exit #1 on Route 34 and follow to the first traffic light. Turn right at light (Church Street) and follow to the third traffic light. Turn left at the third traffic light (Chapel Street) and follow to the first traffic light – turn left (Temple Street) and the hotel is on your left (155 Temple Street). Directional city signage (Large yellow signs) is also available to assist from the I-95 exits.

CURAGEN CORPORATION

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CURAGEN CORPORATION

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 5, 2006, in connection with the Annual Meeting to be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510, and hereby appoints Patrick J. Zenner and David M. Wurzer, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of CuraGen Corporation registered in the name provided herein which the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposal set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

Election of Directors (or if the nominees are not available for election, such substitute as the Board of Directors may designate)

Nominees:	Frank M. Armstrong, M.B., Ch.B.	Vincent T. DeVita, Jr., M.D.

SEE REVERSE SIDE FOR PROPOSAL. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

(SEE REVERSE SIDE)

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1.

1. Election of Directors (See reverse).	FOR ☐	WITHHELD ☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date

Signature:	Date